SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant ☑

Filed by a Party other than the Registrant	☐

Check the appropriate box:

☐ Preliminary Proxy Statement	☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐ Definitive Proxy Statement

☑ Definitive Additional Materials

☑ Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12
ONYX SOFTWARE CORPORATION
(Name of Registrant as Specified in Its Charter)
N/A
(Name of Person(s) Filing Proxy Statement, if Other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☑   No fee required.
☐   Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
CALCULATION OF FILING FEE

Per unit price
or other
underlying
	Aggregate	value of
	number of	transaction
	securities	computed	Proposed
	to which	pursuant to	maximum
Title of each class of securities to which	transaction	Exchange Act	aggregate value
transaction applies	applies	Rule 0-11	of transaction	Total fee paid

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

Filed by Onyx Software Corporation pursuant to Rule 14a-6(b) of the Securities Exchange Act of 1934
Subject Company: Onyx Software Corporation
Commission File No.: 0-25361

On July 24, 2006, the following email was sent to all of the employees of Onyx Software Corporation:
Team Onyx:
If you were a shareholder of Onyx stock at the close of business on June 21, 2006, the record date, you are entitled to vote on the proposals set forth in the proxy that was mailed to you on approximately June 30.
Proposal 1 asks shareholders to approve the Onyx Software and M2M Holdings merger agreement.
Proposal 2 enables action on any other business that comes properly to the meeting agenda and also asks for the authority to adjourn or postpone the meeting.
The Onyx Board of Directors encourages you to cast your vote and recommends that you vote “FOR” both Proposals. You can vote at any time by telephone, fax or over the Internet.
If you have any questions regarding voting your proxy, please contact Rosemary Moothart or me. Additionally, The Altman Group, Onyx’s proxy solicitor, is available at 800-581-5607 to facilitate the voting process and answer your questions.
Thank you
Robert J. Chamberlain
Chief Financial Officer
Additional Information About the Proposed Acquisition and Where to Find It
Onyx has filed a definitive proxy statement in connection with the proposed merger with M2M Holdings, Inc., which has been mailed to shareholders. Onyx urges investors and security holders to read the definitive proxy statement and any other relevant documents filed with the Securities and Exchange Commission (SEC) because they contain important information about Onyx and the proposed transaction. Investors and security holders can obtain these documents free of charge at the Web site maintained by the SEC at www.sec.gov. The definitive proxy statement and other relevant documents may also be obtained free of charge by contacting The Altman Group, Inc. at (800) 581-5607.
Onyx’s directors and executive officers may be deemed to be participants in the solicitation of proxies from the shareholders of Onyx in connection with the transaction. A description of certain of the interests of directors and executive officers of Onyx is set forth in the definitive proxy statement.